Exhibit 99.1

Crexendo Reports First Quarter 2013 Financial Results

PHOENIX, May 15, 2013 (GLOBE NEWSWIRE) -- Crexendo, Inc. (NYSE MKT:EXE), a hosted services company that provides web hosting, hosted telecommunications services, search engine optimization management, link building, e-commerce software, website development and broadband internet services for businesses and entrepreneurs, today reported financial results for its first quarter of 2013.

Financial highlights for Crexendo’s first quarter 2013 included:

Consolidated revenue for the first quarter of 2013 decreased 42% to $3.0 million compared to $5.3 million for the first quarter of prior year.

Net loss for the first quarter of 2013 was $398,000 or $(0.04) per diluted common share, compared to net income of $197,000 or $0.02 per diluted common share for the first quarter of prior year.

Cash used for operations for the first quarter of 2013 was $(1.8) million compared to cash provided by operations of $652,000 for the first quarter of prior year.

Segment Results

The Company has three operating segments, which consist of StoresOnline, Crexendo Web Services and Crexendo Network Services.  Effective October 1, 2012, the Company changed its reporting segments to reflect the allocation of previously unallocated corporate expenses to each of the three operating segments.  The Company revised its segment reporting to reflect changes in how the Chief Operating Decision Maker (CODM) internally measures performance and allocates resources.  Segment operating results for the prior year has been revised to conform to current year segment operating results presentation.

StoresOnline

Revenue for the first quarter of 2013 decreased 52% to $2.1 million compared to $4.4 million for the prior year quarter. Following our decision to suspend our direct mail seminar sales in July 2011, revenue from our StoresOnline segment has been generated primarily through principal amounts collected on historical sales of StoresOnline products and services sold through EPTAs.  Fees for our StoresOnline products and services sold under EPTAs are recognized as revenue as cash payments are received from the customer and not at the time of sale.

Total segment operating expenses decreased 61% to $1.1 million compared to $2.7 million for the prior year quarter.

Segment other income, primarily related to interest on the collection of accounts receivable for the first quarter of 2013 decreased 73% to $206,000 compared to $762,000 in the prior year quarter.

Total segment income before income taxes for the first quarter of 2013 decreased 50% to $1.2 million compared to $2.4 million in the prior year quarter.

Crexendo Web Services

Revenue for the first quarter of 2013 decreased 31% to $533,000, from $770,000 in the prior year quarter.  Web Services backlog, which is anticipated to be recognized within the next twelve months, was $1.3 million at March 31, 2013 compared to a backlog of $1.2 million at March 31, 2012.

Total segment operating expenses for the first quarter of 2013 decreased 45% to $1.2 million compared to $2.2 million in the prior year quarter.

Crexendo Network Services

Revenue for the first quarter of 2013 increased 413% to $385,000 compared to $75,000 in the prior year quarter.  Network Services backlog, which is anticipated to be recognized within the next thirty-six months, was $3.4 million at March 31, 2013 compared to a backlog of $965,000 at March 31, 2012.

Total Network Services operating expenses for the first quarter of 2013 increased 60% to $1.6 million compared to $1.0 million in the prior year quarter.

Steven G. Mihaylo, Chief Executive Officer, commented “I have confidence that this quarter’s results show we are on a path toward profitability. This is the second quarter in a row that sales results are fully in line with our plan. Our backlog is at healthy levels, and I am very pleased with our marketing and sales initiatives. We continue to add resellers to our dealer program and sales are beginning to increase.   I have high expectations for continued growth from that program.  We are able to provide world class service to customers of all sizes, and every day our products and services improve. We continue to put our legacy issues firmly in the past; we were able to resolve the dispute with the landlord in Orem, Utah on terms that were reasonable and fair. Every day we continue to move further away from the issues that burdened this company. While our results are in line with our plan and my expectations, every day I work with our management team to streamline operations, keep costs at acceptable levels, improve sales and increase our product reach.  We continue to monitor productivity of our sales force improving the efficiencies of our sales team. We continue to look at ways to increase our organic sales while carefully reviewing strategic accretive acquisitions.”

Mihaylo continued, “I understand that our shareholders will not be satisfied until we are profitable and the results are fully in line with our expectations. I will not be satisfied until this Company’s results demonstrate it is the world class company that I know it to be. I am dedicated to working with this management team to realize that goal.  I do however look at the progress we have accomplished over the last two years and realized we have done incredible work, we have resolved mountains of issues that would have destroyed most companies, completely retooled our business and have built a strong company with amazing people and products. I am very proud of this team and confident and excited about our future.”

Conference Call

The Company is hosting a conference call today, May 15, 2013 at 5:00 PM EST. The conference call will be broadcast live over the Internet at http://www.crexendo.com. If you do not have Internet access, the telephone dial-in number is 888-428-9480 for domestic participants and 719-325-2323 for international participants. The conference ID to join the call is 5131127. Please dial in five to ten minutes prior to the beginning of the call at 5:00 PM EST.

About Crexendo

Crexendo is a hosted services company that provides web hosting, hosted telecommunications services, search engine optimization management, link building, e-commerce software, website development and broadband internet services for businesses and entrepreneurs.  Our services are designed to make enterprise-class hosting services available to small and medium-sized businesses at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i)  backlogs being  at healthy levels; (ii) being pleased with its marketing and sales initiatives; adding  resellers to our dealer program and  having high expectations for continued growth from that program; (iii)  providing  world class service to customers of all sizes with products and services improving; (iv) resolving the Orem lawsuit on a fair basis while  putting legacy issues firmly in the past and continuing  to move further away from the issues that burdened the company; (v)  working to streamline operations, keep costs at acceptable levels, improve sales and increase  product reach; (vi) continuing  to look at ways to increase  organic sales while carefully reviewing strategic accretive acquisitions; (vii) being  profitable and results are fully in line with company expectations; (vii) being a world class company  and (ix) being proud of this team and confident and excited about its future.

For a more detailed discussion of risk factors that may affect Crexendo’s operations and results, please refer to the company's Form 10-K for the year ended December 31, 2012, and Form 10Q for the period ending March 31, 2013. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(Unaudited)

	March 31, 2013	December 31, 2012
Assets

Current Assets:
Cash and cash equivalents	$5,565	$7,440
Restricted cash	1,444	1,444
Trade receivables, net of allowance of doubtful accounts of $883
as of March 31, 2013 and $1,326 as of December 31, 2012	1,937	3,043
Inventories	114	171
Equipment financing receivables	38	28
Income taxes receivable	76	434
Prepaid expenses and other	440	333
Certificate of Deposit	250	-
Total Current Assets	9,864	12,893

Certificate of deposit	250	500
Long-term trade receivables, net of allowance of doubtful accounts of $145
as of March 31, 2013 and $196 as of December 31, 2012	259	395
Long-term equipment financing receivables	137	96
Property and equipment, net	2,915	3,172
Deferred income tax assets, net	105	103
Intangible assets	-	6
Goodwill	265	265
Other long-term assets	97	97
Total Assets	$13,892	$17,527

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$302	$418
Accrued expenses and other	1,176	3,010
Deferred income tax liability	105	103
Deferred revenue, current portion	1,921	3,052
Total Current Liabilities	3,504	6,583

Deferred revenue, net of current portion	261	399
Other long-term liabilities	-	253
Total Liabilities	3,765	7,235

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 10,671,388 shares outstanding as of March 31, 2013 and 10,669,201 shares outstanding
as of December 31, 2012	11	11
Additional paid-in capital	50,057	49,824
Accumulated deficit	(39,941)	(39,543)
Total Stockholders' Equity	10,127	10,292

Total Liabilities and Stockholders' Equity	$13,892	$17,527

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share and share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Revenue	$3,022	$5,255

Operating expenses:
Cost of revenue	1,042	1,421
Selling and marketing	908	933
General and administrative	1,438	3,033
Research and development	481	594
Total operating expenses	3,869	5,981

Loss from operations	(847)	(726)

Other income (expense):
Interest income	219	742
Other income (expense), net	(7)	28
Total other income, net	212	770

Income (loss) before income tax provision	(635)	44

Income tax benefit	237	153

Net income (loss)	$(398)	$197

Net income (loss) per common share:
Basic	$(0.04)	$0.02
Diluted	$(0.04)	$0.02

Dividends per common share:	$-	$0.02

Weighted average common shares outstanding:
Basic	10,669,513	10,530,066
Diluted	10,669,513	10,566,273

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Stockholders' Equity
Three Months Ended March 31, 2013
(In thousands, except share data)
(Unaudited)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity
Balance, January 1, 2013	10,669,201	$11	$49,824	$(39,543)	$10,292
Expense for stock options granted to employees			230		230
Proceeds from the exercise of stock options	2,187		3		3
Net loss				(398)	(398)
Balance, March 31, 2013	10,671,388	$11	$50,057	$(39,941)	$10,127

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(398)	$197
Adjustments to reconcile net (loss) income to net
cash provided by (used for) operating activities:
Release of lease abandonment accrual	(606)	-
Depreciation and amortization	317	391
Expense for stock options issued to employees	230	253
Change in uncertain tax positions	(253)	(167)
Changes in assets and liabilities:
Trade receivables	1,242	3,179
Equipment financing receivables	(51)	-
Inventories	57	(31)
Income taxes receivable	358	18
Prepaid expenses and other	(107)	135
Other long-term assets	6	2
Accounts payable, accrued expenses and other	(1,344)	(128)
Deferred revenue	(1,269)	(3,197)
Net cash provided by (used for) operating activities	(1,818)	652
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(55)	(711)
Sale of property and equipment	1	-
Net cash (used for) provided by investing activities	(54)	(711)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	3	336
Payments made on contingent consideration	(6)	(1)
Dividend payments	-	(211)
Net cash (used for) provided by financing activities	(3)	124

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,875)	65

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,440	8,658
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,565	$8,723

Supplemental disclosure of cash flow information:
Cash (received) during the period:
Income taxes	$(342)	$(4)
Supplemental disclosure of non-cash investing and financing information:
Dividends declared	-	211
Purchase of property and equipment included in accounts payable	6	125